Exhibit 99.1
List of Excess Option Exercises

Grant Date of Legacy Butterfly Option (Exchanged for Option to Purchase Shares of the Company)	Exercise Date	Option Exercise Overage
April 23, 2020	February 23, 2022	1
December 29, 2016	February 23, 2022	1
January 5, 2018	June 1, 2022	1
December 29, 2016	September 20, 2021	1
April 26, 2016	December 21, 2021	1
April 6, 2017	May 24, 2021	2
November 8, 2017	May 24, 2021	1
January 26, 2016	August 24, 2021	1
January 26, 2016	May 18, 2021	2
November 8, 2017	January 4, 2022	1
April 6, 2017	August 25, 2021	1
November 8, 2017	March 17, 2022	1
February 16, 2019	July 16, 2019	1
September 12, 2012	June 1, 2021	1

12723241.3